Exhibit 5.1

September 21, 2022

To:

Nayax Ltd.

Arik Einstein Street

Bldg. B, 1st Floor

Herzliya 4659071, Israel

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Israeli counsel for Naytax Ltd., an Israeli company (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on the date hereof pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), relating to (i) 105,870 of the Company’s ordinary shares, par value NIS 0.001 per share ("Ordinary Shares"), issuable upon the exercise of options currently outstanding under the Company's 2013 Share Option Plan (the "2013 Plan") and (ii) 4,594,130 of the Company’s ordinary shares, par value NIS 0.001 per share ("Ordinary Shares"), issuable upon (a) the exercise of options currently outstanding under the Company's Global Equity Incentive Plan (2018) (the "2018 Plan"), (b) the vesting of restricted stock units ("RSU's") current outstanding under the 2018 Plan or (c) the exercise of options or vesting of RSU's that may be granted in the future under the 2018 Plan, including ordinary shares subject to options previously granted under the 2013 Plan or options or RSU's previously or to be granted under the 2018 Plan that are not exercised by the grantee within the exercise period and become available again for future grant under the 2018 Plan. Ordinary Shares issuable under either the 2013 Plan or the 2018 Plan shall be referred to as the “Shares”.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the 2013 Plan and 2018 Plan, the Registration Statement, the Company’s Amended and Restated Articles of Association (the “Articles”) and such other agreements, certificates, resolutions, minutes and other statements of corporate officers and other representatives of the Company and other documents as we have deemed necessary or appropriate as a basis for this opinion.

In rendering our opinion, we have assumed the authenticity of all original documents submitted to us as certified, conformed or photographic copies thereof, the genuineness of all signatures and the due authenticity of all persons executing such documents. We have assumed the same to have been complete and accurate. We have also assumed the truth of all facts communicated to us by the Company and that all consents, minutes and protocols of meetings of the Company’s board of directors which have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws, including, without limitation, the board of director’s approval of (i) the 2013 Plan, (ii) the 2018 Plan and (iii) the reservation of a pool of 4,700,000 Shares to be issued upon the exercise of options currently outstanding under the 2013 Plan, the exercise of options or vesting of RSU's currently outstanding under the 2018 Plan, or the exercise of options or vesting of RSU's that may be granted in the future under the 2018 Plan, including ordinary shares subject to options previously granted under the 2013 Plan or options or RSU's previously or to be granted under the 2018 Plan that are not exercised by the grantee within the exercise period and become available again for future grant under the 2018 Plan.

Herzog Tower, 6 Yitzhak Sadeh St. Tel Aviv 6777506, Israel Tel: +972-3-692-2020, Fax: +972-3-696-6464

www.herzoglaw.co.il

Members of our firm are admitted to the Bar of the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and reserved for issuance and, subject to the requisite corporate approvals will be, when issued and paid for in accordance with the terms of the 2013 Plan or 2018 Plan and the related awards and agreements, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this opinion and such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Herzog Fox & Neeman
Herzog Fox & Neeman

Herzog Tower, 6 Yitzhak Sadeh St. Tel Aviv 6777506, Israel Tel: +972-3-692-2020, Fax: +972-3-696-6464

www.herzoglaw.co.il